As filed with the Securities and Exchange Commission on May 23, 2025

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CAMDEN NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Maine (State or other jurisdiction of incorporation or organization)	Two Elm Street Camden, Maine 04843 (Address of Principal Executive Offices)	01-0413282 (IRS Employer Identification No.)

CAMDEN NATIONAL CORPORATION
2022 EQUITY AND INCENTIVE PLAN
(Full title of the plan)

Michael R. Archer
Chief Financial Officer
Camden National Corporation
Two Elm Street
Camden, Maine 04843
(207) 236-8821
(Name, address and telephone number, including area code, of agent for service)

With copies to:
Jared M. Fishman, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large Accelerated Filer	☐	Accelerated Filer	☒
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
At the 2022 annual meeting of stockholders of Camden National Corporation (the “Registrant”), held on April 26, 2022, the Registrant’s stockholders approved the Camden National Corporation 2022 Equity and Incentive Plan (the “2022 Plan”). At the 2025 annual meeting of stockholders of the Registrant, held on May 20, 2025, the stockholders of the Registrant approved an amendment to the 2022 Equity and Incentive Plan (collectively with the Plan, the “Amended 2022 Plan”). The amendment to the 2022 Plan increases the number of shares of common stock of the Registrant (“Shares”) that have been reserved and that are available for issuance to 1,060,000 Shares from the previous 500,000 Shares that were authorized for issuance under the 2022 Plan.
This Registration Statement on Form S-8 (the “Registration Statement”) is filed by the Registrant to register the additional 560,000 Shares authorized for issuance under the Amended 2022 Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Certain Documents by Reference.
The documents listed below, which have previously been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), are incorporated by reference in this Registration Statement:
(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 Form 10-K”), filed with the Commission on March 7, 2025, including the information specifically incorporated by reference into the 2024 Form 10-K from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 4, 2025;
(b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 8, 2025;
(c) Current Reports on Form 8-K filed with the Commission on January 2, 2025 (as amended on March 11, 2025); February 26, 2025; March 25, 2025 and May 23, 2025; and
(d) The description of the Registrant’s common stock contained in Exhibit 4.1 to the 2024 Form 10-K, including any amendment or report filed for the purposes of updating such description.
In addition, all documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
    Not applicable.
Item 5.    Interests of Named Experts and Counsel.
    Not applicable.
Item 6.    Indemnification of Directors and Officers.
The Registrant is a Maine corporation. The Maine Business Corporation Act (“MBCA”) provides that a corporation may, subject to certain limitations, indemnify its directors and officers and must, in certain cases, indemnify a director or officer for reasonable costs if the director or officer is wholly successful in the defense of any proceeding to which the director or officer was a party because the director or officer was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. MBCA Chapter 8, Subchapter 5 allows a corporation to limit or expand its obligation to indemnify its directors and officers in the corporation’s articles of organization, bylaws, or a contract adopted by its board of directors or shareholders.
Under the Registrant’s Bylaws, the Registrant shall, to the fullest extent permitted by applicable law, indemnify each director against all liability to any person for any failure to take an action as a director of the Registrant except liability for (1) receipt of a financial benefit to which the director is not entitled, (2) an intentional infliction of harm on the Registrant or its stockholders, (3) an intentional violation of criminal law, or (4) a violation of Section 833 of the MBCA. Under the Registrant’s bylaws, the Registrant may, but it is not required, to the fullest extent permitted by law, indemnify in whole or in part any officer of the Registrant for liability to any person or for action taken or any failure to take an action as an officer of the Registrant except liability for (1) receipt of a financial benefit to which the officer is not entitled, (2) an intentional infliction of harm on the Registrant or its stockholders, or (3) an intentional violation of criminal law. The decision as to whether the Registrant will indemnify an officer for liability and, if so, to what extent, is determined by the Board of Directors of the Registrant within a reasonable period of time of having received a written request for indemnification from the officer.
Under the Registrant’s bylaws, the Registrant may, but is not required to, advance funds, before final disposition of a proceeding, to pay for or reimburse reasonable expenses incurred by a director or officer who is a party to a proceeding because the individual is or was a director or officer of the Registrant if the director or officer delivers to the Registrant (1) a written affirmation of the individual’s good faith belief that he or she has met the relevant standard of conduct described in the MBCA and (2) the individual’s signed written undertaking to repay any funds advanced if the individual is not entitled to mandatory indemnification under the MBCA and it is ultimately determined that the individual has not met the relevant standard of conduct described in MBCA.

The Registrant maintains insurance policies under which coverage is provided (1) to its directors and officers, in their respective capacities as such, against loss arising from a claim made for any actual or alleged wrongful act, and (2) to itself with respect to payments which the Registrant may make to such officers and directors pursuant to the indemnification provisions described above or otherwise as a matter of law.
Item 7.    Exemption from Registration Claimed.
    Not applicable.

Item 8.    Exhibits.
The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit Number	Description
4.1
Amended and Restated Articles of Incorporation of Camden National Corporation (filed as Exhibit 3.1 to Camden National Corporation’s Current Report on Form 8-K (File No. 001-13227) filed on May 25, 2023 and incorporated herein by reference).

4.2
Amended and Restated Bylaws of Camden National Corporation (filed as Exhibit 3.2 to Camden National Corporation’s Current Report on Form 8-K (File No. 001-13227) filed on May 25, 2023 and incorporated herein by reference).

4.3	Camden National Corporation 2022 Equity and Incentive Plan, effective as of April 26, 2022.*
4.4	Amendment to the Camden National Corporation 2022 Equity and Incentive Plan, effective as of May 20, 2025.*
5.1	Legal opinion of Camden General Counsel.*
23.1	Consent of RSM US LLP.*
23.2	Consent of Camden General Counsel (included in Exhibit 5.1).*
24.1	Power of Attorney.*
107	Calculation of Filing Fee.*

*	Filed herewith
Item 9.    Undertakings.

(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camden, State of Maine, on this 23rd day of May, 2025.
CAMDEN NATIONAL CORPORATION
By:    /s/ Michael R. Archer
Michael R. Archer
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Simon R. Griffiths Simon R. Griffiths	President and Chief Executive Officer (Principal Executive Officer)	May 23, 2025
/s/ Michael R. Archer Michael R. Archer	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 23, 2025
* Lawrence J. Sterrs	Chairman of the Board	May 23, 2025
* Craig N. Denekas	Director	May 23, 2025
* Rebecca K. Hatfield	Director	May 23, 2025
* Larry K. Haynes	Director	May 23, 2025
* S. Catherine Longley	Director	May 23, 2025
* Raina L. Maxwell	Director	May 23, 2025
* Marie J. McCarthy	Director	May 23, 2025
* Robert D. Merrill	Director	May 23, 2025
* James H. Page	Director	May 23, 2025
* Robin A. Sawyer	Director	May 23, 2025
* Carl J. Soderberg	Director	May 23, 2025
*    Simon R. Griffiths, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors of the registrant pursuant to powers of attorney duly executed by such persons.

Date: May 23, 2025	By:	/s/ Simon R. Griffiths
Simon R. Griffiths
Attorney-In-Fact